Exhibit 99

Contact Info:  Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Announcing its 85th Consecutive Profitable Quarter, Enterprise Bancorp, Inc. Reports Record Earnings of $10.6 Million for 2010, an Increase of 34%.

LOWELL, Mass (January 26, 2011) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced record net income of $10.6 million, or $1.15 per diluted share, for the year ended December 31, 2010, compared to $7.9 million, or $0.96 per diluted share, for the year ended December 31, 2009, increases of $2.7 million, or 34%, and $0.19, or 20%, per diluted share.  Net income for the three months ended December 31, 2010 amounted to $2.4 million, or $0.26 per diluted share, compared to $2.8 million, or $0.32 per diluted share, for the comparable 2009 period, decreases of $363 thousand, or 13%, and $0.06, or 19%, per diluted share.

The increase in net income for the year was primarily attributed to growth in loans, deposits and investment assets under management, and an increase in the net interest margin. Net income for the quarter ended December 31, 2010 was impacted by other real estate owned expenses for fair value adjustments and a decrease in net gains on sales of investment securities compared to the 2009 quarter.

As previously announced on January 18, 2011, the Company declared a quarterly dividend of $0.105 per share to be paid on March 1, 2011 to shareholders of record as of February 8, 2011. The quarterly dividend represents a 5% increase over the 2010 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are very pleased with our financial results and numerous accomplishments in 2010.  Deposits, excluding brokered deposits, have grown $127 million, or 11%, since December 31, 2009.  During a period when many banks have experienced declining loan portfolios, our loan balances grew $60.5 million, or 6% since December 31, 2009.  This growth has been a key factor in our reporting of record net income, which exceeded the $10 million mark for the first time in the Bank’s history.”

Mr. Clancy further stated, “In 2011, our focus will remain on increasing market share and on growing all of our business lines, including quality lending, deposits, investment assets managed and insurance services through continued organic growth and strategic expansion, as we seek to take advantage of market opportunities that continue to be presented to strong community banks. We remain committed to making investments in our branch network, technology, and most importantly in our employees, customers and communities, while positioning the Bank for long-term growth. We anticipate opening our third Southern New Hampshire location in Hudson within a few weeks.”

Founder and Chairman of the Board George Duncan stated, “We were especially pleased in 2010 to have been selected by the Great Place to Work Institute® as the #14 Best Workplace, for medium-sized companies, in America. We appreciate that our highly-trained and motivated employees go the extra mile and believe their efforts greatly benefit our customers, and ultimately, the Bank’s bottom line.  Our employees have an unwavering commitment and focus on the communities and customers that we serve. Local businesses, professionals, non-profits and individuals continue to seek the flexibility, responsiveness and personalized service that a community bank such as Enterprise provides.  As a strong, well-capitalized community bank with state-of-the-art product capabilities delivered with a local and dedicated customer-service focus, we believe that we are well positioned to meet our communities’ needs.  This is demonstrated through our consistent earnings, as we have now recorded 85 consecutive quarters of profitability.”

Results of Operations

Net interest income increased $6.5 million, or 13%, for the year ended December 31, 2010 and amounted to $55.0 million, compared to $48.4 million for the year ended December 31, 2009.  Net interest income for the quarter ended December 31, 2010 amounted to $14.0 million, an increase of $904 thousand, or 7%, compared to the December 2009 quarter.  These increases in net interest income over the comparable 2009 periods were due primarily to loan growth. Average loan balances increased $92.2 million for the year ended December 31, 2010 compared to 2009.  For the three months ended December 31, 2010, average loan balances increased $60.6 million compared to the same three months in 2009.  Additionally, net interest margin was 4.41% for the year ended December 31, 2010 compared to 4.28% for the year ended December 31, 2009.  Reflecting the current industry trends of decreasing margins affecting many banks, for the three months ended December 31, 2010, net interest margin decreased to 4.31%, as compared to 4.40% for the quarter ended September 30, 2010 and 4.42% for the quarter ended December 31, 2009.

The provision for loan losses amounted to $5.1 million and $4.8 million for the year ended December 31, 2010 and 2009, respectively.  The provision for loan losses during any period is a function of the level of loan growth and trends in asset quality, taking into consideration net charge-offs, the level of non-performing and adversely classified loans, and reserves for specific impaired loans.  Loan growth in 2010 amounted to $60.5 million compared to $134.2 million for the same period in 2009. For the year ended December 31, 2010, the Company recorded net charge-offs of $3.9 million, compared to net charge-offs of $1.9 million for the comparable period ended December 31, 2009.  Net charge-offs to average total loans were 0.36% at December 31, 2010 compared to 0.19% in 2009. Total non-performing assets to total assets were 1.51% at December 31, 2010, compared to 1.66% at December 31, 2009.  Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, and believes that current loan quality statistics are a function of the current economic environment and reflect more normalized levels compared to the historic lows from 2000 to 2007.  The allowance for loan losses to total loans ratio was 1.70% at December 31, 2010, compared to 1.68% at December 31, 2009.

Non-interest income for the year ended December 31, 2010 amounted to $11.6 million, an increase of $1.3 million, or 13%, compared to the year ended 2009.  The increase in the current year primarily resulted from increases in investment advisory fees and deposit service fees and minimal impairment charges on investment securities in 2010 as compared to 2009, partially offset by a decrease in net gains on sales of investment securities.

Non-interest expense for the year ended December 31, 2010, amounted to $45.7 million, an increase of $3.0 million, or 7%, compared to the same period in the prior year. This increase in non-interest expense was related primarily to the Company’s strategic growth initiatives, resulting in increases in compensation-related costs, technology and advertising expenses.  Also impacting non-interest expense in 2010 was a $500 thousand fair value adjustment to other real estate owned (OREO), partially offset by a reduction in deposit insurance costs in 2010 due to the special assessment in 2009.

Key Financial Highlights

•                  Total assets were $1.40 billion at December 31, 2010 as compared to $1.30 billion at December 31, 2009, an increase of 7%.

•                 Total loans amounted to $1.14 billion at December 31, 2010, an increase of $60.5 million, or 6%, since December 31, 2009.

•                  Total deposits, excluding brokered deposits, were $1.24 billion at December 31, 2010 as compared to $1.12 billion at December 31, 2009, an increase of 11%.  Brokered deposits amounted to $82 thousand and $27.9 million on those respective dates.

•                  Investment assets under management amounted to $493.1 million at December 31, 2010 as compared to $433.0 million at December 31, 2009, an increase of 14%.  The increase is attributable primarily to asset growth, both from new business and market value appreciation.

•                  Total assets under management amounted to $1.95 billion at December 31, 2010 as compared to $1.79 billion at December 31, 2009, an increase of 9%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 85 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem. The Company expects to open a new branch in Hudson, New Hampshire by the end of the first quarter 2011.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months and year ended December 31, 2010 and 2009

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2010	2009	2010	2009

Interest and dividend income:
Loans	$15,390	$14,957	$60,847	$57,393
Investment securities	969	1,094	4,112	4,853
Short-term investments	29	8	72	96
Total interest and dividend income	16,388	16,059	65,031	62,342

Interest expense:
Deposits	2,036	2,606	8,716	12,480
Borrowed funds	23	28	167	239
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	2,353	2,928	10,060	13,896

Net interest income	14,035	13,131	54,971	48,446

Provision for loan losses	1,950	1,740	5,137	4,846

Net interest income after provision for loan losses	12,085	11,391	49,834	43,600

Non-interest income:
Investment advisory fees	811	791	3,424	2,825
Deposit service fees	1,108	1,066	4,154	3,881
Income on bank-owned life insurance	162	164	654	630
Other than temporary impairment on investment securities	—	(15)	(8)	(797)
Net gains on sales of investment securities	98	516	875	1,487
Gains on sales of loans	321	86	713	612
Other income	453	579	1,749	1,634
Total non-interest income	2,953	3,187	11,561	10,272

Non-interest expense:
Salaries and employee benefits	6,380	6,179	26,205	24,418
Occupancy and equipment expenses	1,205	1,269	5,146	5,221
Technology and telecommunications expenses	931	829	3,692	3,133
Advertising and public relations expenses	446	435	2,204	1,941
Deposit insurance premiums	496	441	1,874	2,161
Audit, legal and other professional fees	303	300	1,178	1,227
Supplies and postage expenses	199	213	790	814
OREO fair value adjustment	500	—	500	—
Investment advisory and custodial expenses	98	98	451	402
Other operating expenses	1,010	869	3,641	3,391
Total non-interest expense	11,568	10,633	45,681	42,708

Income before income taxes	3,470	3,945	15,714	11,164
Provision for income taxes	1,048	1,160	5,074	3,218

Net income	$2,422	$2,785	$10,640	$7,946

Basic earnings per share	$0.26	$0.32	$1.15	$0.96
Diluted earnings per share	$0.26	$0.32	$1.15	$0.96
Basic weighted average common shares outstanding	9,273,663	8,595,013	9,216,524	8,268,502
Diluted weighted average common shares outstanding	9,280,014	8,597,263	9,221,257	8,279,126

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
(Dollars in thousands)	2010	2009

Assets
Cash and cash equivalents:
Cash and due from banks	$30,541	$25,851
Short-term investments	24,465	6,759
Total cash and cash equivalents	55,006	32,610

Investment securities	146,800	139,109
Loans, less allowance for loan losses of $19,415 and $18,218 at December 31, 2010 and 2009, respectively	1,123,931	1,064,612
Premises and equipment	24,924	22,924
Accrued interest receivable	5,532	5,368
Deferred income taxes, net	11,039	10,345
Bank-owned life insurance	14,397	13,835
Prepaid income taxes	379	—
Prepaid expenses and other assets	9,657	9,466
Core deposit intangible, net of amortization	—	76
Goodwill	5,656	5,656

Total assets	$1,397,321	$1,304,001

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,244,071	$1,144,948
Borrowed funds	15,541	24,876
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	9,297	14,270
Income taxes payable	—	98
Accrued interest payable	914	1,320

Total liabilities	1,280,648	1,196,337

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,290,465 and 9,090,518 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	93	91
Additional paid-in capital	42,590	40,453
Retained earnings	72,000	65,042
Accumulated other comprehensive income	1,990	2,078

Total stockholders’ equity	116,673	107,664

Total liabilities and stockholders’ equity	$1,397,321	$1,304,001

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the
	year	year
	ended	ended
	December 31,	December 31,
(Dollars in thousands, except per share data)	2010	2009
Balance Sheet Items:
Total assets	$1,397,321	$1,304,001
Loans serviced for others	63,807	53,659
Investment assets under management	493,078	433,043
Total assets under management	$1,954,206	$1,790,703

Book value per share	$12.56	$11.84
Dividends per common share	$0.40	$0.38
Total capital to risk weighted assets	11.44%	11.08%
Tier 1 capital to risk weighted assets	10.14%	9.77%
Tier 1 capital to average assets	8.55%	8.62%
Allowance for loan losses to total loans	1.70%	1.68%
Non-performing assets	$21,166	$21,695
Non-performing assets to total assets	1.51%	1.66%

Income Statement Items:
Return on average assets	0.78%	0.64%
Return on average stockholders’ equity	9.41%	8.31%
Net interest margin (tax equivalent)	4.41%	4.28%